Exhibit 5.1


                              OPINION RE: LEGALITY



Douglas C. Leonard, Esq.
P. O. Box 76
Brooklyn, CT  06234


June 8, 2006


Investors Capital Holdings, Ltd.
230 Broadway
Lynnfield, MA 01940

     Re: Investors Capital Holdings, Ltd. Registration Statement on Form S-8

Ladies and Gentlemen:

     The undersigned has acted as counsel to Investors Capital Holdings, Ltd., a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") of the Company, covering 1,000,000 shares (the "Shares") of the Common Stock, $0.01 par value per share, of the Company, issued or to be issued pursuant to the Company's 2005 Equity Incentive Plan, as amended (the "Plan").

     In rendering the opinion set forth herein, the undersigned has examined executed copies, telecopies or photocopies of: (1) the Registration Statement and the Plan; (ii) the Articles of Organization of the Company and Articles of Amendment thereto, the By-laws of the Company and excerpts from the minute books of the Company; and (iii) such other records, documents, certificates and other instruments as in the undersigned's judgment are necessary or appropriate as a basis for the opinion expressed below. In the undersigned's examination of such documents the undersigned has assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which the undersigned did not independently establish or verify, the undersigned has relied upon statements and representations of officers and other representatives of the Company.

     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, the undersigned is of the opinion that upon the issuance of the Shares in accordance with the Plan (and in accordance with the terms of any written options, option certificates or agreements, stock grant certificates or agreements or other agreements which are issued or entered into pursuant to the terms and conditions of the Plan) and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable by the Company.

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     The undersigned does not express,  or purport to express,  any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States of America.

     The undersigned hereby consents to the filing of this letter as an exhibit to the Registration Statement and further consents to the use of the undersigned's name wherever appearing in the Registration Statement dated the date hereof. In giving this consent, the undersigned does not thereby admit that the undersigned is in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and the undersigned assumes no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to the undersigned's attention or any changes in law which may hereafter occur.



                                                Very truly yours,



                                                DOUGLAS C. LEONARD, ESQ.

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